EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY ANNOUNCES PRICING OF $ 200 MILLION CONVERTIBLE SENIOR NOTES

Richmond, Virginia, March 24, 2010 – James River Coal Company (NASDAQ: JRCC) (“James River”) announced today that it has priced an offering of $200 million aggregate principal amount of 3.125% convertible senior notes due 2018 (the “Convertible Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  James River also has granted to the initial purchasers of the Convertible Notes an option to purchase up to an additional $30 million aggregate principal amount of the Convertible Notes solely to cover over-allotments, if any.

The Convertible Notes will be general unsecured senior obligations of James River and will pay interest semi-annually.  The Convertible Notes will be convertible under certain circumstances and during certain periods at an initial conversion rate of 32.7332 shares of James River’s common stock per $1,000 principal amount of Convertible Notes, representing an initial conversion price of  approximately $30.55 per share of James River common stock, which is equal to an approximately 30% conversion premium over the $23.50 per share price to the public in James River’s concurrent public offering of common stock .  Upon conversion, holders of the Convertible Notes will receive, at the election of James River, cash, shares of James River’s common stock or a combination of cash and shares of James River’s common stock.

James River intends to use the net proceeds of the first $125 million of Convertible Notes, together with any proceeds from additional Convertible Notes sold pursuant to the portion of the over-allotment option relating to such Convertible Notes, to pay a portion of the purchase price and other costs and expenses related to its previously announced acquisition of International Resource Partners LP and to repurchase the Company’s existing 9.375% senior notes due 2012 (the “Existing Senior Notes”) that are validly tendered and not validly withdrawn pursuant to the tender offer for all such Existing Senior Notes that was commenced by the Company on March 22, 2011, and any remaining such proceeds for general corporate purposes, which may include acquiring or investing in business or other assets or repayment of outstanding debt.  If the IRP acquisition and the tender offer are not consummated, and James River does not exercise its related option to redeem the Convertible Notes, then it will use the net proceeds of the Convertible Notes for general corporate purposes, which may include acquiring or investing in businesses or repayment of debt.  James River intends to use all additional net proceeds of the Convertible Notes offering to repurchase the Company’s Existing Senior Notes that are validly tendered and not validly withdrawn pursuant to the tender offer for all such Existing Senior Notes or for general corporate purposes, which may include acquiring or investing in business or other assets (other than the acquisition of International Resource Partners LP) or repayment of outstanding debt.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Convertible Notes or any other securities.  The Convertible Notes and the underlying common stock issuable upon conversion of such Convertible Notes have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward looking statements include, without limitation, statements regarding future contract mine production, costs market improvements, and industry demand.  These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers, as well as the perceived benefits of alternative sources of energy; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; our dependency on one railroad for transportation of a large percentage of our products; failure to exploit additional coal reserves; the risk that reserve estimates and pension and post-retirement benefit liabilities are inaccurate; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; inherent complexities associated with mining in Central Appalachia including special dangers and risks of underground mining; increased costs of complying with mine health and safety regulations; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; the effects of litigation, regulation, permits and competition; lack of availability of financing sources; our compliance with debt covenants; the risk that we are unable to successfully integrate acquired assets into our business; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.